Exhibit 10.5

ONE GAS, INC.
ANNUAL OFFICER INCENTIVE PLAN
ARTICLE I
PURPOSE
1.1    Purpose of the Plan. The ONE Gas, Inc. Annual Officer Incentive Plan (the “Plan”) is a performance-based annual bonus program. The purpose of the Plan is to provide cash-based incentive compensation to those officers who, in the opinion of ONE Gas, Inc. (the “Company”), contribute significantly to the growth and success of the Company; and to align the interests of those who hold positions of major responsibility in the Company with the interests of Company shareholders. The Plan provides each Participant the opportunity to earn cash payments that are intended to meet the requirements of performance-based compensation under Section 162(m)(4)(c) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be administered and interpreted so to ensure such compliance.
ARTICLE II
DEFINITIONS
Unless context otherwise indicates, the following definitions shall be applicable:
2.1    “Award” shall mean a right granted to a Participant pursuant to Article IV of the Plan to receive a cash payment from the Company based upon achievement of the Participant’s Performance Goal(s) during the relevant Performance Period and subject to the Committee’s discretion pursuant to Section 6.2 of the Plan.
2.2    “Base Salary” shall mean the actual base salary in effect at the end of the Performance Period to which an Award applies as shown in the payroll/personnel records of the Company.
2.3    “Board” shall mean the Board of Directors of the Company.
2.4    “Change of Control” shall mean the occurrence of any of the following:
(a)An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this Section 2.4(a), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any company or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned or controlled, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b)The individuals who, as of November 18, 2016, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board of Directors; or, following a Merger which results in a Parent Company, the board of directors of the ultimate Parent Company; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)     The consummation of:

(1)A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non‑Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(A)the stockholders of the Company, immediately before such Merger, own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the company resulting from such Merger (the “Surviving Company”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Company is not Beneficially Owned, directly or indirectly by another Person (a “Parent Company”), or (y) if there is one or more Parent Companies, the ultimate Parent Company;

(B)the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (i) the Surviving Company, if there is no Parent Company, or (ii) if there is one or more Parent Companies, the ultimate Parent Company; and

(C)no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such Merger had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of (i) the Surviving Company if there is no Parent Company, or (ii) if there is one or more Parent Companies, the ultimate Parent Company.

(2)A complete liquidation or dissolution of the Company; or

(3)The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities if: (1) such acquisition occurs as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this subparagraph) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, or (2) (A) within five business days after a Change in Control would have occurred (but for the operation of this subparagraph), or if the Subject Person acquired Beneficial Ownership of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities inadvertently, then after the Subject Person discovers or is notified by the Company that such acquisition would have triggered a Change in Control (but for the operation of this subparagraph), the Subject Person notifies the Board of Directors that it did so inadvertently, and (B) within two business days after such notification, the Subject Person divests itself of a sufficient number of Shares or Voting Securities so that the Subject Person is the Beneficial Owner of less than twenty percent (20%) of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities.
Notwithstanding any provisions to the Plan to the contrary, with respect to an Award subject to Section 409A of the Code that provides for payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2.4 unless the event would also constitute a “change in ownership” of the Company, a “change in effective control” of the Company, or a “change in ownership of a substantial portion of the Company’s assets” under Section 409A of the Code.
2.5    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time; references to particular sections of the Code include references to regulations and rulings thereunder and to successor provisions.
2.6    “Committee” shall mean the Executive Compensation Committee of the Board.
2.7    “Company” shall mean ONE Gas, Inc., its divisions and subsidiaries, or, any successor thereto by merger, consolidation, liquidation or other reorganization.
2.8    “Covered Employee” shall mean an individual who with respect to a Performance Period is a “covered employee” within the meaning of Section 162(m) of the Code.
2.9    “Disability” shall mean a physical or mental infirmity which impairs the Participant's ability to perform substantially his or her duties for a period of one-hundred eighty (180) consecutive days. With respect to any Award that is subject to Section 409A of the Code that provides for payment due to a Participant’s Disability, the Committee may not find that a Disability exists with respect to such Participant unless, in the Committee’s opinion, such Participant is also “disabled” within the meaning of Code Section 409A.
2.10    “Employee” shall mean an active full-time employee of the Company, and shall exclude independent contractors, or leased or temporary employees. Employees included in other annual cash incentive plans (including but not limited to participants in the ONE Gas, Inc. Annual Employee Incentive Plan) shall not be considered as Employees for the purpose of this Plan. Except as otherwise specifically provided in this Plan, separated and retired employees shall not be considered as Employees for purposes of this Plan.

2.11    “GAAP” shall mean generally accepted accounting principles set forth in the opinions, statements and pronouncements of the Financial Accounting Standards Board (or predecessors or successors thereto or agencies with similar functions) or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination and in any event applied in a manner consistent with the application thereof used in the preparation of the Company’s financial statements.
2.12    “Maximum Award Opportunity” shall mean an amount equal to a percentage of Base Salary to be awarded to a Participant with respect to a single Performance Period upon achieving the maximum level of performance respecting a Performance Goal as established by the Committee pursuant to Article 5 of the Plan, provided however that no payment to a Participant in respect of any Performance Period under this Plan shall exceed $4 million.
2.13    “ONEOK Group” shall mean ONEOK, Inc. and any of its direct or indirect subsidiaries.
2.14    “Participant” shall mean an Employee of the Company who is eligible to participate in the Plan under the eligibility provisions of Section 4.
2.15    “Performance Goal” shall mean performance objectives established by the Committee for each Performance Period for the purpose of determining the extent to which a Participant will receive an Award for such Performance Period. Each Performance Goal selected for a particular Performance Period shall include any one or more of the following performance criteria, either individually or in any combination, applied to the Company as a whole, to a Subsidiary, to a business unit of the Company or any Subsidiary, to an affiliate of the Company or any Subsidiary or to any individual, measured either annually or cumulatively over a period of time, on an absolute basis or relative to an identified index or peer group, and, where applicable, may be measured on a pre-tax or post-tax basis, in the aggregate or on a per- share basis and on an absolute basis or as a percentage change over a period of time:
(i)increased revenue;

(ii)net income measures, including without limitation, income after capital costs, and income before or after taxes;

(iii)stock price measures, including without limitation, growth measures and total stockholder return;

(iv)market share;

(v)earnings per share (actual or targeted growth);

(vi)earnings before interest, taxes, depreciation, and amortization;

(vii)economic value added;

(viii)cash flow measures, including without limitation, net cash flow, and net cash flow before financing activities;

(ix)return measures, including without limitation, return on equity, return on average assets, return on capital, risk adjusted return on capital, return on investors’ capital and return on average equity;

(x)operating measures, including without limitation, operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency;

(xi)    expense measures, including but not limited to, finding and development costs, overhead costs, and general and administrative expense;

(xii)    margins;

(xiii)    shareholder value;

(xiv)    reserve addition;

(xv)    proceeds from dispositions;

(xvi)    total market value; and

(xvii)    corporate value criteria or standards including, without limitation, ethics, environmental and safety compliance.

2.16    “Performance Period” shall mean the period designated by the Committee and communicated to each Participant over which the attainment of the Performance Goal(s) will be measured for purposes of determining payment of an Award or, for an Employee who is first hired as an employee after the first day of such period and who becomes a Participant during such period, such portion of the period as determined by the Committee consistent with the requirements of Section 162(m) of the Code.
2.17    “Plan” shall mean the ONE Gas, Inc. Annual Officer Incentive Plan.
2.18    “Retirement” shall mean a voluntary termination of employment of the Participant with the Company by the Participant if at the time of such termination of employment the Participant has completed both five (5) years of service with the Company and attained age fifty (50). For this purpose, “years of service” means the number of full years of service of a Participant, based on such Participant’s period of continuous employment with the Company; provided that a Participant shall receive service credit for continuous service provided to members of the ONEOK Group as if that service had been rendered to the Company if there is no break in service between the Participant’s service with a member of the ONEOK Group and the Participant’s service with the Company.
2.19    “Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company; as determined by the Committee.
ARTICLE III
PLAN ADMINISTRATION
3.1    The Committee. The Plan will be administered by a committee appointed by the Board consisting of two or more directors, each of whom is an “outside director” within the meaning of Section 162(m)(4)(c)(i) of the Code (the “Committee”). The Committee may adopt rules and regulations for carrying out the Plan and may designate such other committee or committees, in its discretion, to administer the Plan with respect to Participants who are not Covered Employees. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. In accordance with and subject to the provisions of the Plan, the Committee will have full authority and discretion with respect to Awards made under the Plan, including without limitation the following: (a) selecting the officers for participation in the

Plan; (b) establishing the terms of each Award; (c) determining the time or times when Awards will be granted; and (d) establishing the restrictions and other conditions to which the payment of Awards may be subject. Except as provided in Section 3.2 and Article 10, the Committee will have no authority under the Plan to amend or modify, in any manner, the terms of any outstanding Award; provided, however, that the Committee shall have the authority to reduce or eliminate the compensation or other economic benefit due pursuant to an Award upon the attainment of the Performance Goals included in such Award. Each determination, interpretation, or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons.
3.2    Adjustments. The Committee may provide in any Award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses or (g) gains and losses that are treated as unusual in nature or that occur infrequently under Accounting Standards Codification Topic 225. Such inclusions or exclusions shall be prescribed in a form and at a time that meets the requirements of Section 162(m) of the Code for qualification of the Award as performance-based compensation within the meaning of Section 162(m)(4)(c) of the Code.
ARTICLE IV
PARTICIPATION
The Participants for any Performance Period shall be those officers who are granted Awards by the Committee under the Plan for such Performance Period.
ARTICLE V
PERFORMANCE GOALS
Prior to the beginning of each Performance Period, or not later than ninety (90) days following the commencement of the relevant Performance Period (or, in the case of a Performance Period for a period of time of less than 12 months’ duration, no later than by the end of the first 25% of such period or such earlier date as may be required pursuant to Section 162(m) of the Code), the Committee shall establish and communicate in writing to each Participant the specific Performance Goals which must be achieved for each Participant to receive an Award payment for such Performance Period.
For an Employee who is first hired as an employee and who becomes a Participant after the first day of the Performance Period, the Performance Goals and other criteria as set forth in this Article V shall be established by the Committee and communicated to the Participant within the time period permitted by Section 162(m) of the Code.
ARTICLE VI
PAYMENT OF AWARDS
6.1    Performance Period Payments. The Committee shall make a determination as soon as practicable after appropriate financial and other data respecting the Performance Goal(s) respecting the applicable Performance Period, or such portion of the applicable Performance Period as the Committee shall determine, whether the Performance Goal(s) have been achieved and the amount of the Award payment for each Participant, provided, however, that in no event will an Award payment payable under this Plan exceed the Maximum Award Opportunity for any Performance Period. The Committee shall certify the foregoing determinations in writing.

Payment of each Award in a cash lump sum, less applicable withholding taxes pursuant to Article IX of the Plan, shall be made as soon as practicable after certification by the Committee, provided, however, that any such payment shall be made no later than March 15 of the year immediately following the year in which the applicable Performance Period expires.
6.2    Discretionary Downward Adjustments. At any time after an Award has been granted but before the Award has been paid, the Committee, in its sole and absolute discretion, may reduce or eliminate the Award granted to any Participant for any reason or for no reason, including, without limitation, the Committee’s judgment that the Performance Goals have become an inappropriate measure of achievement, additional Performance Goals are necessary to measure achievement, change in the employment status, position or duties of the Participant, unsatisfactory performance of the Participant, or the Participant’s service for less than the entire Performance Period.
ARTICLE VII
TERMINATION OF EMPLOYMENT
7.1    Termination Due to Death, Disability, or Retirement. In the event a Participant’s employment with the Company and all Subsidiaries is terminated by reason of death, Disability, or Retirement prior to the payment date of an Award or during a Performance Period, the Participant (or the Participant’s estate) (subject to the Committee’s discretion as allowed by Sections 3.2 and 6.2 of the Plan) shall be entitled to a distribution of the Award on the payment date that would otherwise have been payable to the Participant pursuant to Article VI of the Plan after the completion of the Performance Period, pro-rated based upon a fraction, the numerator of which is the number of full days worked on active payroll in an incentive-eligible position during the applicable Performance Period and the denominator of which is the number of days in such Performance Period (or the number of days remaining in such Performance Period after the individual is assigned to an incentive-eligible position), as determined by the Committee. In the event no Award is payable under Article 6 upon completion of the Performance Period, no amount will be payable to a Participant.
7.2    Termination for Reasons Other than Death, Disability, or Retirement. In the event a Participant’s employment is terminated with the Company and all Subsidiaries prior to the end of the Performance Period for any reason other than death, Disability, or Retirement, the Participant’s Award for such Performance Period shall be immediately forfeited and the Participant shall have no right to any payment thereafter; provided, however, that under such circumstances the Committee may, in its sole discretion, pay the Participant an amount not to exceed a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s termination. In the event no Award is payable under Article VI upon completion of the Performance Period, no amount will be payable to a Participant.
ARTICLE VIII
CHANGE OF CONTROL
If a Change of Control occurs, then notwithstanding any other provisions of the Plan, each outstanding Award shall be deemed to have achieved a level of performance equal to the actual performance level achieved as of the occurrence of such Change of Control as determined by the Committee. In determining whether a performance level is achieved in this circumstance, the Committee may make any adjustment in the Performance Goals by measuring such criteria over the period commencing on the first day of the Performance Period and ending on the date of the Change of Control, instead of over the entire Performance Period. In the event of a Change of Control, payment of an award shall be made as soon as practicable, but in no event later than 60 days following such Change of Control.

ARTICLE IX
PAYMENT OF WITHHOLDING TAXES
All distributions under the Plan are subject to withholding of all applicable taxes. The Company may condition the delivery of benefits under the Plan on satisfaction of the applicable withholding obligations and is entitled to withhold and deduct from the payment made pursuant to an Award or from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to any payment made pursuant to an Award.
ARTICLE X
AMENDMENT; MODIFICATION; TERMINATION
The Committee or the Board may suspend or terminate the Plan or any portion thereof at any time and for any reason in its sole discretion. The Board may amend the Plan from time to time in such respects as the Board may deem advisable in order that Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no amendments to the Plan will be effective without the approval of the shareholders of the Company if shareholder approval of the amendment is then required for payments under the Plan to continue to qualify as performance-based compensation pursuant to Section 162(m) of the Code. Any termination, suspension, or amendment of the Plan may adversely affect any outstanding Award without the consent of the affected Participant.
ARTICLE XI
NON-FUNDED, UNSECURED OBLIGATION
11.1    Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the cash, if any, payable under the Plan (subject to the authority of the Committee pursuant to Article III), unsecured by any assets of the Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. To the extent that a Participant acquires a right to receive such a cash payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company.
11.2    No portion of any amount payable to Participants under the Plan shall be held by the Company in trust or escrow or any other form of asset segregation.
ARTICLE XII
EFFECTIVE DATE; DURATION OF THE PLAN
The Plan was approved by the Board on November 18, 2016. The Plan is subject to shareholder approval as required by Section 162(m) of the Code. The Plan will become effective if approved by shareholders at the Company’s 2017 annual meeting of shareholders and shall remain in effect until such time as the Plan is terminated as provided in Article X. No amounts will be paid pursuant to the Plan unless and until such time shareholder approval is obtained. Any payments pursuant to Awards outstanding upon termination of the Plan may continue to be made in accordance with the terms of the Awards, subject to the authority of the Committee pursuant to Articles III and IX of the Plan.

ARTICLE XIII
MISCELLANEOUS
13.1    Employment. The Plan does not constitute a contract of employment and nothing in the Plan will interfere with or limit in any way the right of the Company to terminate the employment or otherwise modify the terms and conditions of the employment of any Employee or Participant at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company.
13.2    Restrictions or Transfer. Except pursuant to testamentary will or the laws of descent and as otherwise expressly permitted by the Plan, no right or interest of any Participant in an Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.
13.3    Governing Law. Except in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration, and effect of the Plan and any rules, regulations, and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Oklahoma, without regard to the conflict of law rules of the State of Oklahoma or any other jurisdiction.
13.4    Clawbacks. Awards made pursuant to the Plan are subject to recovery pursuant to the Company’s compensation recovery policy then in effect. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements and the company’s compensation recovery policy then in effect, the Company shall have the right, and shall take all actions necessary, to recover any amounts paid to any individual under this Plan.
13.5    Code Section 162(m). It is the intent of the Company that the Plan comply fully with and meet all the applicable requirements of Code Section 162(m) and the regulations thereunder with respect to Awards. If any provision of the Plan or if any Award would otherwise conflict with the intent expressed in this Section 13.5, that provision, to the extent possible, shall be interpreted so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees. Nothing herein shall be interpreted to preclude a Participant who is or may be a Covered Employee from receiving any remuneration from the Company that is awarded not pursuant to the Plan or does not comply with Code Section 162(m).
13.6    Code Section 409A. The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Code Section 409A. The Plan and all Awards shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom. Should any provision of the Plan, any Award hereunder, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of the Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Employee’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s termination date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on the Employee under Section 409A. Any payments to be made under this Plan upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.
13.7    Successors. The Plan will be binding upon and inure to the benefit of the successors of the Company and the Participants.